Exhibit 10.6

                                AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this "Agreement") is made this 10th day of November, 2005,between WAWA, INC., a New Jersey corporation, having a place of business at 260 West Baltimore Pike, Wawa, Pennsylvania 19063 ("Wawa") and EAST PENN BANK, a Pennsylvania banking corporation, having its main office at 731 Chestnut Street, Emmaus, PA 18049 ("Buyer").

In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.    AGREEMENT TO PURCHASE AND SELL

Wawa hereby agrees to sell and convey to Buyer, who hereby agrees to purchase, for the consideration and on the terms contained herein, that certain property located at 2985 MacArthur Road (S.R.0145), in the Township of Whitehall, County of Lehigh, Commonwealth of Pennsylvania, as more particularly identified as "Lot 2" on that certain plan entitled "Major Subdivision Plan" prepared by Newton Engineering and dated 6/27/02, last revised 8/18/04 ("Subdivision Plan"), consisting of approximately 1.1423 acres (the "Property" of "Lot 2"). A copy of the Subdivision Plan is attached hereto as Exhibit A. The parcel being retained by Wawa is identified as "Lot 1" on the Subdivision Plan ("Lot 1").

2.    PURCHASE PRICE

The price or consideration for the Property shall be Nine Hundred Fifty Thousand Dollars ($950,000), which shall be paid to Wawa by Buyer in the way and manner following:

      (a) One Hundred Thousand Dollars ($100,000.00) (the "Deposit") shall be paid in cash or by Buyer's check upon the execution of the Agreement, and shall be held, until settlement, in an interest bearing escrow account by Martin J. Karess, Esq.; and

      (b) The balance of the purchase price, Eight Hundred Fifty Thousand Dollars ($850,000.00), subject to the apportionments herein provided for, shall be paid at settlement by title company check or wire transfer of immediately available funds, as chosen by Wawa.

      (c)   The Purchase Price shall be allocated as follows:

                   Land:                              $300,000
                   Site Improvements Contribution     $650,000

Such allocation shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Wawa and Buyer shall report gain or loss or cost basis, as the case may be, in a manner consistent with such agreement on all tax returns filed by any of them subsequent to settlement and shall not voluntarily take any inconsistent position therewith in any administrative or judicial proceedings relating to such returns.

3.    INTEREST INCOME

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Any interest income earned or accrued on the Deposit shall be the property of
Buyer and shall be paid to Buyer at settlement or other termination of this Agreement, or at any time the holder of the deposit is directed to do so by Buyer.

4.    SETTLEMENT

Settlement shall be made at the local office of a national title insurance company selected by Buyer and reasonably acceptable to Wawa ("Title Company") on or before the earlier of (a) forty-five (45) after the conditions required to be met by this Agreement have been successfully met, or (b) December 31, 2006. Wawa or Buyer may terminate this Agreement if settlement has not been completed in accordance with the preceding sentence. Time is of the essence of this Agreement. Formal tender of a deed to the Property by Wawa and of the purchase price by Buyer are hereby waived.

5.    POSSESSION

Actual physical possession of the Property shall be given at the time of settlement to vacant premises free of all leases, occupancies, tenancies and claims to or rights of possession.

6.    TITLE

      (a) Fee Simple title shall be conveyed at settlement by delivery of (a) a Special Warranty Deed as to the portion of the Property conveyed to Wawa by Vinart Realty Associates and (b) a Quit Claim Deed as to the portion of the Property conveyed to Wawa by Whitehall Township. It is a condition precedent to Buyer's obligations hereunder that title shall be good and marketable and such as will be insured by the Title Company at its regular rates, free and clear of all liens, encumbrances and easements, except the following: easement of open, dedicated roads bordering the Property and privileges or rights of public service companies necessary to serve the Property; any and all matters disclosed on those certain plans entitled "Preliminary / Final land Development Plans for Wawa, 2985 Macarthur Road, Whitehall, PA 18052, Whitehall Township, Lehigh County" prepared by Newton Engineering and dated 6/27/02, last revised 8/18/04 (consisting of 18 sheets) (the "Final Land Development Plans"); the Declaration (defined in Section 19 below); any and all matters set forth on Exhibit B - Schedule B-2 of the Wawa's title commitment; and such other easements and matters of record that will not, in Buyer's reasonable discretion, interfere with Buyer's intended use of the Property.

      (b) Anything to the contrary notwithstanding, Buyer shall cause a title search to be conducted as to both parcels that comprise the property. If Buyer is not satisfied with the state of title, Buyer may terminate this Agreement by notice to Wawa delivered not later than 45 days after the execution of this Agreement, in which event this Agreement shall terminate, all money deposited on account together with all accrued interest shall be returned to Buyer and there shall be no further liability hereunder between the parties. If buyer does not terminate the agreement with in said 45 day period, Buyer shall be deemed to be satisfied with the state of title.

7.    PERMITS AND APPROVALS

      (a) Buyer's and Wawa's obligations to complete settlement hereunder are conditioned upon Wawa and Buyer having successfully obtained, on or before two hundred forty (240) days from the date of this Agreement ("Permit Period"), all permits and approvals required by all local, state and other governmental authorities for the construction, maintenance and use on the Property of (i) a Wawa Food Market and gasoline dispensing facility with related parking, of

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the type operated by Wawa in accordance with the Final Land Development Plans, parking, of the type operated by Wawa in accordance with the Final Land Development Plans, and (ii) an East Penn Bank in accordance with the Final Land Development Plans, subject to any modifications that may be made to the Final Land Development Plans in accordance with this section 7. Buyer's permits and approvals shall include the approval of Buyer's use on the Property by the Pennsylvania Department of Banking and any federal banking permits.

      (b) If required, Buyer shall submit to the Township a formal application to amend the Final Land Development Plans no later than one hundred twenty (120) days from the date of this Agreement to permit the construction of a single story building of 3,388 square feet, three (3) drive-up windows, and thirty (30) parking spaces. Prior to those situations, Buyer shall submit the proposed amendments to the Final Land Development Plans to Wawa for its approval, which approval shall not be unreasonably withheld. Wawa shall promptly review the amendments. If Wawa is not satisfied with the amendments, then Wawa shall deliver to Buyer its objections, Buyer shall make the required modifications and the process shall continue until Wawa has approved the amendments. The foregoing process of obtaining Wawa's approval shall be followed with respect to any further amendments to the Final Land Development Plans during the land development process. Notwithstanding anything to the contrary in this Agreement, Buyer shall not propose any amendments to the Final Land development Plans whereby (i) any curb cuts connecting the Property to the surrounding public streets are modified, or (ii) any variance, special exception or other relief from the Township zoning ordinance is required, including any variances for Buyer's signs. All engineering and other costs associated with changes to the Final Land Development Plans shall be paid by Buyer.

      (c) The Final Land Development Plans, as amended in accordance with this
Section 7, are hereinafter referred to as the "Amended Final Plans".

      (d) The permits and approvals include all permits and approvals to realign an adjacent Township road and the quit claim conveyance by the Township to Wawa of that portion of the Property identified on the Subdivision Plan as "AREA TO BE CONVEYED TO LOT #2 - 18,943.83 sq. ft. or 0.4349 ac".

      (e) In the event the permits and approvals are not successfully obtained by Wawa and Buyer on or before the expiration of the Permit Period, Wawa and Buyer may both waive such condition, in which event the parties shall proceed to settlement on or before December 31, 2006. If Wawa and Buyer do not waive such conditions, this Agreement shall terminate, in which event all money deposited on account together with all accrued interest shall be returned to Buyer and there then shall be no further hereunder between the parties.

      (f) Buyer shall diligently pursue the satisfaction of all conditions precedent in this Agreement.

8.    INSPECTION

      (a) Buyer's obligation to purchase the Property is further contingent upon Buyer, at its expense, obtaining satisfactory tests, surveys and inspections concerning the Property, including, without limitation, environmental, subsurface, site, soil, building and wetlands inspections (collectively, the "Tests"). Buyer shall have until 5:00 p.m. on the ninetieth (90th) day following the date of this Agreement ("Due Diligence Period") within which to cancel this Agreement if Buyer is not satisfied with the condition of the Property, in its reasonable discretion.

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Failure to terminate this Agreement on or before the end of the Due Diligence
Period shall be deemed a waiver of this condition.

      (b) Buyer and its representatives have the right to enter the Property, as necessary, to perform the Tests. Buyer shall leave the Property in the same condition to that in which it was found. Buyer shall hold Wawa harmless from any liability arising from its activities on the Property. Prior to any entry onto the Property, Buyer shall present Wawa with evidence of commercial general liability insurance in an amount and with a carrier satisfactory to Wawa and naming Wawa as an additional insured.

      (c) Not later than ten (10) days following the date of this Agreement, Wawa shall deliver to Buyer a copy of any and all soil boring tests, surveys, and other engineering and environmental studies prepared on behalf of wawa with respect to the Property.

9.    APPORTIONMENTS

Real estate taxes and water and sewer rental, if any, shall be apportioned pro rata between Wawa and Buyer as of the date of settlement using the fiscal year of the assessing authority as the basis for such apportionment. Transfer taxes and documentary stamps, if any, shall be borne equally by Buyer and Wawa. If Lot1 and Lot 2 are not yet separately assessed, Buyer's pro rata share of real estate taxes and water and sewer rental, if any, shall be 25% of the real estate taxes and water and sewer rental, if any, for Lot 1 and Lot 2.

10.   EMINENT DOMAIN

Wawa shall send written notice to Buyer of any eminent domain proceedings affecting any part of the Property within five (5) days after Wawa learns of any such proceedings. In the event of commencement of eminent domain proceedings or a taking of any part of the Property, Buyer shall have the right, at Buyer's option, to terminate this Agreement by giving written notice to Wawa on or before the date fixed for settlement hereunder. If Buyer does not so terminate, the purchase price for the property shall be, either, reduced by the total of any awards or other proceeds received by Wawa with respect to ant taking, or, in the event no awards or proceeds have been received by Wawa, at settlement, Wawa shall assign to Buyer all rights of Wawa to any awards or other proceeds payable by reason of any taking. Buyer shall have the right (in the name of Buyer or Wawa or both) to negotiate for, to agree to and to contest all offers and awards.

11.   REPRESENTATIONS AND WARRANTIES OF WAWA

Wawa represents and warrants to Buyer as follows:

      (a) At present, Wawa holds fee title to only a portion of the Property. Subject to the quit claim conveyance by the Township to Wawa of that portion of the Property identified on the Subdivision Plan as "AREA TO BE CONVEYED TO LOT #2 - 18,943.83 sq. ft. or 0.4349ac", Wawa shall hold fee simple title to the Property at settlement and have the full right, power and authority to enter into this Agreement and to perform its covenants as stated into this Agreement.

      (b) Wawa is a corporation in good standing and has the power and authority to execute this Agreement and consummate the transactions contemplated hereby; and

      (c) Wawa is not a "foreign person" as defined in the Foreign Investment in Real Estate Tax Act.

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12.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Wawa as follows:

      (a) Buyer is a corporation in good standing and has the power and authority to execute this Agreement and consummate the transactions contemplated hereby;

      (b) This Agreement and all instruments of transfer and other documents delivered or to be delivered by Buyer in connection with this agreement have been duly authorized by all necessary corporate actions of Buyer and constitute, and will constitute, the valid and binding obligations of Buyer enforceable in accordance with their respective terms.

13.   DEFAULT OF WAWA

If Wawa should violate or fail to perform any of the terms or conditions of this Agreement, and such failure to perform shall continue for thirty (30) days following notice of default from Buyer, Buyer shall have the option of:

      (a) taking such title as Wawa can give without abatement of price, except to the extent of a fixed or determinable amount sufficient to satisfy any lien upon the Property, or

      (b) terminating Buyer's obligations under this Agreement and being repaid the Deposit and all interest accrued thereon, or

      (c) if the default relates to the failure to complete the Common Site Work, exercising its rights under Section 17(e).

14.   DEFAULT OF BUYER

Should Buyer violate or fail to perform any of the terms of this Agreement, and such failure to perform shall continue for thirty (30) days following notice of default from Wawa (provided that no cure period shall apply for the Buyer's failure to pay the outstanding balance of the Purchase Price at settlement), the Deposit and any interest thereon shall be paid to Wawa as liquidated damages for such breach and there shall be no further liability hereunder between the parties.

15.   BROKERAGE

Each of Wawa and Buyer represents to the other that it has not dealt with any real estate broker on connection with this transaction other than Brian K. Bailey of Patt White Macungie, LLC (the "Broker"), and each party shall indemnify, defend and save the other harmless from and against all claims for any such charges or commission. All fees and commissions owed to Broker in connection with this transaction shall be paid by Wawa at settlement. Any fee or commission due to Greg Michael shall be paid by Buyer.

16.   NOTICES

All notices required to be sent under this Agreement shall be in writing and shall be sent by U.S. certified or registered mail, return receipt requested, by twenty-four hour courier or by hand delivery, and shall be deemed to be received three days after deposit in the mails if sent by U.S. mail, on the following business day if sent by twenty-four hour courier, or the date of delivery if

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hand delivered. All notices to Wawa shall be sent to the following address:
Wawa, Inc., Red Roof, 260 West Baltimore Pike, Wawa, PA 19063, Attention:
Associate General Counsel. All notices to Buyer shall be sent to Buyer at the address first above written and to the attention of Debra K. Peters, Executive Vice President, with a copy to Martin J. Karess, Esq., Karess, Reich & Furst, 215 N. Ninth Street, Allentown, PA 18102. A copy of all notices shall be sent by telefacsimile to Wawa at 610-358-8852 and to Buyer at 610-966-0702, or to such other telefacsimile number as may be provided by one party to the other from time to time.

17.   COMMON SITE WORK

      (a) Wawa's contractor shall perform the following construction work (collectively, the "Common Site Work") in connection with the initial construction of the improvements in accordance with the Amended Final Plans:

      (i) construct the storm water basin on Lot 2 and such inlets and associated piping on Lot 2 that benefit Lot 1;

      (ii) construct the sanitary sewer and natural gas lines to a point at least five (5) feet inside the boundary of Lot 2. Electricity, telephone and television cable lines shall be available at or adjacent to Lot 2. All so-called tie-in or tapping fees applicable to Lot 2 shall be paid by Buyer directly to the applicable governmental authority;

      (iii) relocate the water main on Lot 2 within the area on sheet LD-7 (Utility Plan) of the Final Land Development Plans identified as "20' WATER EASEMENT";

      (iv) construct all off-site improvements, including the relocation of Glennside Drive, including curbing, fill, curb cuts and all improvements to MacArthur Road;

      (v)   perform all rough grading on Lot 2 to within 12" of finished grade;

      (vi) install all paving and curbing within the area of Lot 1 identified on sheet LD-5 (Easement Plan) of the Final Land Development Plans as "ACCESS EASEMENT GRANTED BY WAWA INC. TO LOT2" ("Lot 1 Common Access Area"); and

      (vii) demolish any existing improvements on Lot 2.

      (b) Wawa shall pay for all Common Site Work.

      (c) Wawa is not responsible for any improvements on Lot 2 other than those expressly identified as Common Site Work.

      (d) Wawa shall complete the Common Site Work on or before December 31, 2006. It is a condition precedent to Buyer's obligation to complete settlement that the common Site Work has been completed.

      (e) If Wawa shall breach its obligations under this Section and as a result of such breach Wawa has not completed any component of the Common Site Work the non-completion

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of which would prevent Buyer from obtaining a certificate of occupancy for
Buyer's building, then upon the continuance of such breach for an additional thirty (30) days following notice from Buyer specifying the incomplete work, Buyer shall have the right to complete the work specified in its notice of default. Buyer shall receive a credit against the Purchase Price for the actual costs incurred by Buyer in performing the Common Site Work. Notwithstanding anything to the contrary in this Agreement, if Buyer performs the Common Site Work pursuant to this Section, then settlement shall be postponed until 14 days following the date that such Common Site Work is completed by Buyer.

18.   ASSIGNMENT OF PERMITS AND APPROVALS

At settlement, Wawa shall assign and transfer to Buyer all of Wawa's rights, title and interest, if any, in and to any permits and approvals for the Property, and Buyer agrees to assume, pay and perform all of Wawa's obligations and duties thereunder, but only to the extent that such obligations and duties arise after the settlement date hereof, and expressly excluding any such obligation and duties arising or otherwise required to be paid or performed by Wawa as part of the Common Site Work. Notwithstanding anything to the contrary in the foregoing assignment, so long as Wawa performs its obligations to construct the Common Site Work in accordance with this Agreement, (1) Wawa shall retain possession and use of the permits, (2) many of the permits relate not only to the Property but to Lot 1 being developed by Wawa and this assignment is not intended to convey any rights granted by the permits with respect to Lot 1, and (3) Wawa shall retain physical possession of all original permits.

19.   DECLARATION OF EASEMENTS, COVENANTS AND RESTRICTIONS

At settlement, Wawa shall record a Declaration of Easements, Covenants and Restrictions ("Declaration") immediately prior to the deed. The Declaration shall be in form reasonably acceptable to Buyer containing, among other things, the following provisions:

      (a) A non-exclusive, perpetual easement ("Storm Water Easement") in favor of Wawa to discharge storm water from Lot 1 into the storm water management system to be constructed by Wawa on Lot 2. Neither Buyer nor wawa shall excessively burden the storm water facilities.

      (b) A non-exclusive, perpetual easement in favor of Buyer and its employees, customers and invitees over and upon the Lot 1 Common Access Area. Buyer shall use the Lot 1 Common Access Area in connection with Buyer's initial construction of its improvements in such a way as to minimize interference with Wawa's use of Lot 1.

      (c) A temporary construction easement in favor of Wawa to go upon Lot 2 to perform the Common Site Work. Wawa and Buyer shall coordinate their respective construction activities on Lot 2 to minimize interference with each other. Wawa shall cause its contractor to maintain workers' compensation as well as commercial general liability insurance covering all operations by or on behalf of contractor upon Lot 2. wawa shall cause its contractor to indemnify and hold Buyer harmless from and against all claims, demands, losses, liabilities, costs or expenses arising out of or in connection with performance of the Common Site Work on the Property.

      (d) Wawa, at Wawa's expense, shall be responsible for the maintenance, repair and replacement, as necessary from time to time, of the Lot 1 Common Access Area to the same level as paved areas are maintained by first class commercial properties generally in the

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Township, including the removal and clearing of snow and ice. In the event Wawa does not maintain Lot 1 Common Access Area, Buyer following issuance of written notice to Wawa specifying such non-performance, which non-performance is not cured within thirty (30) days thereafter (or if the nature of such cure will require a period in excess of thirty (30) days, then Wawa has not begun such cure within the thirty (30) day period or thereafter fails to diligently pursue such cure), may perform the necessary maintenance, repairs, or replacements and recover all costs related to the same from Wawa. Wawa shall also be liable for all reasonable costs, attorneys fees and expenses that may be incurred by any party in enforcing the terms and provisions of this subsection.

      (e) Buyer, at Buyer's expense, shall be responsible for the maintenance, repair and replacement, as necessary from time to time, of all storm water facilities on Lot 2 to the same level as similar facilities are maintained by first class commercial properties generally in the Township. In the event the Buyer does not maintain the storm water facilities on Lot 2, Wawa, following issuance of written notice to Buyer specifying such non-performance, which non-performance is not cured within thirty (30) days thereafter (or if the nature of such cure will require a period in excess of thirty (30) days, then Buyer has not begun such cure within the thirty (30) day period or thereafter fails to diligently pursue such cure), may perform the necessary maintenance, repairs, or replacements and recover all costs related to the same from Buyer. Buyer shall also be liable for all reasonable costs, attorneys fees and expenses that may be incurred by any party in enforcing the terms and provisions of this subsection.

      (f) Buyer and Wawa shall maintain and keep in effect throughout the term insurance on an occurrence basis against claims for personal injury (including death) and property damage arising from occurrences on, in or about such party's property, with broad form contractual liability coverage, under a policy or policies of commercial general liability insurance, with such limits as may be reasonably determined by such parties from time to time, naming the other party as an additional insured, but not less than Three Million Dollars ($3,000,000) per occurrence (including umbrella coverage).

      (g) Buyer covenants that it will not permit Lot 2 to be occupied or used for a convenience food store, coffee store, doughnut store, sandwich store or fuel dispensing facility or any combination of such uses. The definition of a "convenience food store" means any store generally recognized by the retail food industry as being a convenience food store, including, but not limited to, the type of store operated by Wawa, Sheetz, Seven-Eleven, Turkey Hill, Exxon-Mobile (On the Run), etc. "fuel dispensing facility" includes a gasoline service station and self-service facility station. The term "coffee store" means a store primarily engaged in the sale of coffee and related coffee drinks, including without limitation, "Starbucks" or "Bucks County Coffee". The term "doughnut store" means a store primarily engaged in the sale of doughnuts or pastries, including, without limitation, "Dunkin Donuts" or "Krispy Kreme". The term "sandwich store" means a store primarily engaged in the sale of hot or cold sandwiches for on-site or off-site consumption, including, without limitation, Subway and Quiznos Sub.

      (h) Wawa covenants that it will not permit Lot 1 to be occupied or used as a credit union, bank, savings and loan or similar financial institution; provided that the presence of one or more automatic teller machines (ATMs) is expressly permitted on Lot 1.

      (i) All of the easements and restrictions described in the Declaration shall run with the land and inure to the benefit of and be binding upon all future owners of lot 1 and Lot 2.

20.   WAWA'S DISCLAIMER AND BUYER'S RELEASE

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      (a) Wawa has not made, and does not make in this Agreement or will make in any closing document, and Buyer hereby waived and shall be forever barred from asserting any claim, demand., complaint, summons, suit or proceeding of any nature against Wawa, its officers, partners, directors, shareholders and employees, with respect to, any representation, warranty, promise, covenant, agreement or statement of any nature concerning:

         (i) Any latent or patent defects, any hidden or concealed conditions, or any subsoil, groundwater or geological conditions;

         (ii) The presence, use, generation, storage or release (defined below) of hazardous materials (defined below) in, on, under or above the property, occurring prior to settlement; or

         (iii) The compliance of the property or violation of any law, statute, ordinance, rule or regulation of any governmental entity, including, without limitation, applicable zoning ordinances, building and health codes. The property is being sold in its "as-is", "where-is" condition without any warranties.

As used in this Agreement:

         "Hazardous Material" means any substance or material which is defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "restricted hazardous waste", "toxic substances", or "known to cause cancer or reproductive toxicity" (or words of similar import), petroleum products (including crude oil or any fraction thereof) of any other chemical, substance or material which is prohibited, limited or regulated under any federal, state or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty now or hereafter in force regulating relating to or imposing liability or standards concerning materials or substances known or suspected to be toxic or hazardous to health or safety, the environment or natural resources ("Environmental Law"): and

         "Release" means any spill, leak, emission, discharge or disposal or Hazardous Materials into the environment other than pursuant to permits issued under applicable Environmental Law.

      (b) All provisions of this Section shall survive settlement or the termination of this Agreement.

21.   CONFIDENTIALITY

      (a) Buyer shall not use or disclose to anyone other than Buyer's attorneys, accountants, potential equity investors, and it shall cause its officers, employees, agents and attorneys not to disclose or use, and use its best efforts to cause such investors and financial source or sources not to disclose or use, any Confidential Information (as defined below) with respect to Wawa furnished or hereafter furnished by Wawa or its officers, employees, agents and attorneys in connection with this Agreement and the consummation of the transactions contemplated hereby other than in connection with its evaluation of such transactions. For purposes of this Agreement, "Confidential Information" shall mean any information about Wawa, other than information which Buyer can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by Buyer or (ii) has been obtained by Buyer from a source other than Wawa, its officers, employees, agents and attorneys, provided that such source is not bound by duty or confidentiality to Wawa or another party of

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which Buyer is aware with respect to such information. If this Agreement is terminated for any reason, Buyer shall promptly return any Confidential Information in its possession or in the possession of its officers, employees, agents and attorneys to Wawa and will use its best efforts to have Confidential Information in the possession of Buyer's financing source or sources returned to Wawa.

      (b) Wawa shall not use or disclose to anyone other than Wawa's attorneys, accountants, potential equity investors, and it shall cause its officers, employees, agents and attorneys not to disclose or use, and use its best efforts to cause such investors and financial source or sources not to disclose or use, any Confidential Information (as defined below) with respect to Buyer furnished or hereafter furnished by Buyer or its officers, employees, agents and attorneys in connection with this Agreement and the consummation of the transactions contemplated hereby other than in connection with its evaluation of such transactions. If this Agreement is terminated for any reason, Wawa shall promptly return any Confidential information in its possession or in the possession of its officers, employees, agents and attorneys to Buyer.

22.   MISCELLANEOUS

      (a) This Agreement may not be assigned by Buyer without Wawa's consent, provided that Wawa shall consent to an assignment by Buyer to an entity affiliated with Buyer immediately prior to settlement. Any permitted assignment shall not relieve Buyer of its obligations under this Agreement, which shall survive settlement until Buyer's obligations are fulfilled.

      (b) Wherever time is referred to in this Agreement, time shall be of the essence.

      (c) This Agreement contains the whole agreement between Wawa and Buyer, and there are no other terms, obligations, covenants, representations, statement or conditions, oral or otherwise, of any kind whatsoever.

      (d) This Agreement shall extend to and bind the heirs, executors, administrators, successors and assigns of the respective parties hereto.

      (e) Section captions and headings are for convenience of reference only and shall not be used to construe or modify the provisions set forth in this Agreement.

      (f) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

      (g) The Parties agree that this Agreement may be terminated between them by facsimile machine. The parties intend that faxed signatures constitute original signatures and that a faxed Agreement containing the signatures (original or faxed) of all the parties is binding on the parties.

      (h) This Agreement may be signed in one or more counterparts, each of which will constitute an original and all of which shall comprise the entire agreement.

      (i) In the event of any litigation arising out of this agreement, the prevailing party shall be entitles to actual reasonable attorney's fees plus costs of suit from the unsuccessful party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


Attest:                                   WAWA, INC.



/s/ Michael J. Eckhardt                   /s/ Joseph C. Losak
--------------------------------          --------------------------------------
Assistant Secretary                       Vice President




Attest:                                   EAST PENN BANK


/s/ Bruce R. Keil                         /s/ Debra K. Peters
---------------------------------         --------------------------------------
Secretary                                 (Vice) President



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                                    Exhibit A

Exhibit displays the drawing or mapping details of Wawa Food Market Proposed Major Subdivision Plan for the property specifically described in the Agreement of Sale.




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